Date: April 27, 2004
For Immediate Release                    NASDAQ Symbol:  PFDC
                                         Contact:        Maurice F. Winkler, III
                                         Phone:          219-925-2500


                         Peoples Bancorp Report Earnings

     Auburn, Indiana - Peoples Bancorp, the holding company for Peoples Federal Savings Bank and First Savings Bank, reported quarterly earnings of $1,108,833 or .33 cents per share at March 31, 2004 compared to $1,387,403 or .40 cents per share for the same period a year earlier.

     For the six-month period ended March 31, 2004, net income was $2,385,272 or ..70 cents per share compared to $2,891,196 or .84 cents per share last year. Return on assets (ROA) for the six months was .96% and, return on equity (ROE) was 7.48% according to Maurice F. Winkler, III, Chief Executive Officer.

     During the six months, total assets decreased slightly from $502,920006 to $496,543,536 Asset quality remained high with loan delinquencies at 0.81% of total loans at the end of March, a figure that is well below the industry norm. Although the Banks have consistently reported high asset quality, they maintain allowances for unforeseen loan losses, which at March 31, 2004 was 0.56% of total loans or 68% of nonperforming loans.

     Winkler noted that, "concerns about the pace of economic activity, demand for consumer, home mortgages, and small business loans remains in our markets.

     At the end of March, shareholders equity stood at $64.2 million or 12.92% of total assets. The book value of the Peoples Bancorp's stock stood at $19.03, and the closing price of Peoples Bancorp stock was $24.57 as of April 26, 2004.

     Peoples Bancorp stock is traded on the NASDAQ National Market System as PFDC. Peoples Bancorp's subsidiaries are Peoples Federal Savings Bank and First Savings Bank. Peoples Federal Savings Bank has offices in Auburn, Columbia City
(2), LaGrange, Kendallville, Garrett, Avilla, Topeka and Waterloo, Indiana. First Savings Bank has offices in Howe and Middlebury, Indiana and, Three Rivers
(2), Union and Schoolcraft, Michigan.

                SELECTED CONSOLIDATED FINANCIAL DATA OF PEOPLES BANCORP

                                      March 31,   September 30,    March 31,
                                     -----------------------------------------
                                         2004          2003           2003
                                     -----------------------------------------
Balance Sheet Data:
   Total assets                      $496,543,536  $502,920,006   $508,129,396
   Loans receivable, net              360,700,901   356,953,361    373,413,518
   Investments and other
      interest earning assets         108,027,515   117,585,991    110,453,621
   Deposits                           373,639,430   380,115,884    378,632,810
   Stockholders' equity                64,167,146    63,924,854     62,521,679
   Non-performing loans and REO         2,947,000     3,983,000      3,358,000
   Equity to assets ratio                  12.92%        12.71%         12.30%
   Book value per share                    $19.03        $18.68         $18.17

                                 Three Months Ended        Six Months Ended
                                      March 31,                March 31,
                                ----------------------  ------------------------
Operating Data:                    2004        2003         2004          2003
                                ----------  ----------  -----------  -----------
Interest income                 $6,714,082  $7,484,943  $13,558,124  $15,518,177
Interest expense                 2,584,346   3,093,705    5,240,921    6,517,293
                                ----------  ----------  -----------  -----------
Net interest income              4,129,736   4,391,238    8,317,203    9,000,884
Provision
   for losses on loans              41,801     178,721       82,997      385,206
                                ----------  ----------  -----------  -----------
Net interest income after provision
   for losses on loans           4,087,935   4,212,517    8,234,206    8,615,678
Other income                       511,423     650,276    1,067,789    1,337,525
Other expenses                   2,907,855   2,730,590    5,643,123    5,468,957
                                ----------  ----------  -----------  -----------
Income before income taxes       1,691,503   2,132,203    3,658,872    4,484,246
Income tax expense                 582,670     744,800    1,273,600    1,593,050
                                ----------  ----------  -----------  -----------
Net income                      $1,108,833  $1,387,403  $ 2,385,272  $ 2,891,196
                                ==========  ==========  ===========  ===========

Basic  income per common share         $0.33     $0.40        $0.70        $0.84
Diluted income per common share        $0.32     $0.40        $0.70        $0.83
Dividends per common share             $0.17     $0.16        $0.34        $0.32

Other Data:
Average yield
   on all interest-earning assets      5.74%     6.47%        5.72%        6.65%
Average cost
   of all interest-bearing liabilities 2.38%     2.82%        2.39%        2.94%
Interest rate spread                   3.36%     3.65%        3.33%        3.71%

Return on assets (net income divided by
   average total assets)               0.89%     1.12%        0.96%        1.16%
Return on equity (net income divided by
   by average total equity)            6.95%     8.92%        7.48%        9.40%
Dividend payout ratio
   (dividends per common share divided by
   net income per common share)       51.90%    40.00%       48.38%       38.10%